EXHIBIT 10.2
Date: January 2010
CKX, Inc. (1)
Simon Robert Fuller (2)
XIX Entertainment Limited (3)
Option Agreement
Relating to Shares in XIX Entertainment Limited

TABLE OF CONTENTS
Page

1.	Definitions	1

2.	Grant of Option	5

3.	Exercise of the Option	5

4.	Purchase Price	6

5.	Completion	7

6.	Prohibition on Disposal or Reorganisation	10

7.	Representation and Warranties; Covenants	11

8.	Access to Information	15

9.	Termination	16

10.	Miscellaneous	17

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THIS OPTION AGREEMENT (this “Agreement”) is dated January 2010 and is made
BETWEEN:
(1)	CKX, Inc., a corporation organised under the laws of Delaware whose principal place of business is 650 Madison Avenue, New York, NY 10022 (the “Purchaser”);

(2)	SIMON ROBERT FULLER, an individual of 19 The Mall, East Sheen, London SW14 (the “Seller”); and

(3)	XIX Entertainment Limited, a company registered in England (company registration number 07113842) whose registered office is at 12 New Fetter Lane, London, EC4A 1AG (the “Company”).
PRELIMINARY STATEMENT:
As of the date of this Agreement, the Seller owns one hundred percent (100%) of the issued and outstanding equity interests in the Company (the “Shares”).
The Seller desires to grant the Purchaser, and the Purchaser desires to acquire from the Seller, the option to purchase not less than ten percent (10%) and not more than thirty three percent (33%) of the Shares owned by Seller pursuant to the terms and conditions of this Agreement.
NOW IT IS HEREBY AGREED as follows:
1. Definitions
1.1	Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:
“Adjusted Enterprise Value” means (i) the aggregate purchase price paid by a Third Party Investor in respect of a purchase of Shares, divided by (ii) the quotient of (x) the number of Shares acquired by such Third Party Investor, divided by (y) the total number of issued and outstanding Shares outstanding immediately following such acquisition of Shares.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.
“Agreement” has the meaning given such term in the preamble hereto.

“Call Notice” has the meaning given such term in Section 3.1 of this Agreement.
“Change in Control” means, with respect to any Person, the acquisition, directly or indirectly, of (i) beneficial ownership of voting securities representing 50% or more of the total voting power of the equity securities of such Person by any other Person or (ii) the power to manage such Person by any other Person..
“Change in Control Transaction” has the meaning given such term in Section 14.6 of this Agreement.
“CKX Common Stock” means common stock, par value $0.01 per share, of the Purchaser.
“Company” has the meaning given to such term in the preamble to this Agreement.
“Completion” means the payment of the Purchase Price for the Option Shares in accordance with Section 4 of this Agreement by the Purchaser and the delivery of the Completion Documents by the Seller and the Purchaser, respectively.
“Completion Date” has the meaning given such term in Section 3.3 of this Agreement.
“Completion Documents” means the documents required to be delivered under the terms of this Agreement at Completion by the Seller and the Purchaser, including the Shareholders’ Agreement.
“Consultancy Deed” means that certain consultancy deed between the Seller and 19 Entertainment Limited.
“Encumbrance” means any liens (including environmental and tax liens), pledges, charges, security interests, restrictions, claims and other encumbrances of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.
“Enterprise Value” means £100,000,000.
“Excluded Projects” has the meaning given such term in the Shareholders’ Agreement.
“Exercise Date” means the date on which the Call Notice is deemed to have been duly given in accordance with Section 3.1 hereof.

“Governmental Entity” means a federal, state or other governmental, regulatory or administrative agency, court, department, commission, board, bureau, or other authority or instrumentality, domestic or foreign.
“Independent Option” has the meaning given such term in Section 3.2 of this Agreement.
“Independent Option Purchase Price” has the meaning given to such term in Section 6.2 of this Agreement.
“Option” has the meaning given such term in Section 2.1 of this Agreement.
“Option Consideration Payment” has the meaning given such term in Section 2.1 of this Agreement.
“Option Period” means the period between the date hereof and March 15, 2010.
“Option Shares” has the meaning given such term in Section 2.1 of this Agreement.
“Organizational Documents” means the currently effective memorandum, articles of association and any other organizational documents of the Company, each in the form attached hereto as Exhibit A.
“Permitted Assignee” has the meaning given such term in Section 14.6 of this Agreement.
“Person” means, any individual, corporation (including non-profit corporation), general or limited partnership, limited liability company, joint venture, association, joint stock company, trust, estate, unincorporated organization, government or agency or political subdivision thereof or other entity.
“Projects” has the meaning given such term in the Shareholders’ Agreement.
“Purchase Price” means, as applicable, (i) the Third Party Investment Option Purchase Price or (ii) the Independent Option Purchase Price.
“Purchaser” has the meaning given such term in the preamble hereto.
“Purchaser’s Certificate” has the meaning given such term in Section 5.4(c) of this Agreement.
“Reorganisation” means, with respect to the Company, every allotment or issue of Shares, share capital or equity securities by any means and every issue or grant by way of rights and every consolidation or sub-division or reduction of capital or capital dividend or other reconstruction or adjustment relating to the equity share capital (or any shares stock or securities derived therefrom) and any amalgamation or reconstruction affecting the equity share capital (or any shares stock or securities derived therefrom).

“Seller” has the meaning given such term in the preamble hereto.

“Seller’s Certificate” has the meaning given such term in Section 5.3(c) of this Agreement.

“Shareholders’ Agreement” means that certain Shareholders’ Agreement by and among the Seller, the Purchaser, the Company and any other shareholders of the Company, in the form attached hereto as Exhibit B and, in the event the Purchaser acquires less than 25% of the issued and outstanding Shares of the Company as of the Completion Date, the changes set forth in the footnotes thereto..

“Shares” has the meaning given such term in the preliminary statement hereto.

“Subsequent Third Party Investment” has the meaning given such term in Section 4.2(b)(v) of this Agreement.

“Third Party Investment” means the acquisition of not less than five percent (5%) of the issued and outstanding Shares by a Third Party Investor at a purchase price equal to or greater than (i) the Enterprise Value multiplied by (ii) the percentage of issued and outstanding Shares acquired.

“Third Party Investment Option” has the meaning given such term in Section 3.1 of this Agreement.

“Third Party Investment Option Purchase Price” has the meaning given to such term in Section 6.1 of this Agreement.

“Third Party Investor” means a bona fide third party purchaser who, on arms length terms, shall pay in cleared funds for any acquired Shares.

1.2	Construction.
(a)	For purposes of this Agreement, whenever the context requires the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)	The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)	As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)	Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
2.	Grant of Option
2.1	In consideration of £500,000 paid on the date hereof in cash by the Purchaser to the Seller (receipt whereof is hereby acknowledged) (the “Option Consideration Payment”), the Seller hereby grants to the Purchaser an option (the “Option”) to purchase from Seller on the terms set forth hereunder such number of Shares as shall equal not less than ten percent (10%) and not more than thirty three percent (33%) of the Shares then issued and outstanding immediately following the Completion Date (the “Option Shares”), and the Seller agrees that, upon receipt of a valid Call Notice from the Purchaser, the Seller shall transfer and sell or cause to be transferred and sold to the Purchaser the Option Shares for the applicable Purchase Price.

2.2	The Option Shares shall be sold free from all Encumbrances and with all rights attached thereto at the date hereof and of such exercise, and shall constitute thirty three (33%) of the Shares then issued and outstanding immediately following the Completion Date in the event that the maximum number of Option Shares are acquired as pursuant to Clause 3 below.
3.	Exercise of the Option

3.1	At any time following the consummation of a Third Party Investment but prior to the expiration of the Option Period, the Purchaser may exercise the Option (the “Third Party Investment Option”) by delivering to the Seller a written notice of exercise (the “Call Notice”), which notice shall be binding and irrevocable. The Seller shall give the Purchaser prompt notice of any Third Party Investment, including prior notice of any proposed completion date in respect of such investment, and copies of all documents, instruments and deeds evidencing such investment.

3.2	If the Third Party Investment has not occurred prior to February 28, 2010, the Purchaser may exercise the Option (the “Independent Option”) at any time during the remaining Option Period by delivering to the Seller a Call Notice, which shall be binding and irrevocable.

3.3	The Call Notice shall specify (i) the percentage, being not less than ten percent (10%) and not more than thirty three (33%), of the issued and outstanding Shares (determined as of completion) that the Purchaser intends to acquire hereunder (the “Purchased Percentage”) and (ii) the date on which the exercise of the Option shall be completed (the “Completion Date”), which date shall be not more than 60 days nor less than 5 days after the date of such notice.

4.	Purchase Price

4.1	Third Party Investment Option Purchase Price. The purchase price to be paid for the Option Shares purchased pursuant to the Third Party Investment Option shall be an amount equal to the Enterprise Value multiplied by the Purchased Percentage (the “Third Party Investment Option Purchase Price”); provided, however, that in the event a Third Party Investor acquires Shares prior to the Purchaser’s exercise of the Option for a purchase price less than each Share’s pro rata portion of the Enterprise Value, the Purchase Price paid by the Purchaser for the applicable Option Shares pursuant to the Purchaser’s exercise of the Option shall be an amount equal to the Adjusted Enterprise Value multiplied by the Purchased Percentage.

4.2	Independent Option Purchase Price.
(a)	The purchase price to be paid for the applicable Option Shares purchased pursuant to the Independent Option shall be an amount mutually agreed upon by the Seller and the Purchaser within 5 days of the Exercise Date (the “Independent Option Purchase Price”); provided, however, that in the event the Seller and the Purchaser cannot mutually agree upon a purchase price within the allotted period, the Independent Option Purchase Price shall be the fair market value of the applicable Option Shares, as determined in accordance herewith.

(b)	The fair market value of the applicable Option Shares shall be determined as follows:
(i)	The Seller and the Purchaser shall select a mutually acceptable appraiser who shall determine the fair market enterprise value of the Company and the resulting value of the applicable Option Shares.

(ii) If the Seller and the Purchaser are unable to agree upon an appraiser within 3 days after the expiration of the period set forth in Section 4.2(a) above, each party shall select an appraiser and provide written notice to the other party within 5 days of the identity of the appraiser so selected by it, which notice shall include the written agreement of such appraiser to serve in that capacity. If both parties so select appraisers, such appraisers shall within 20 days of their appointment provide written copies to both parties of their appraisal.

(iii) If the difference between the two appraisals is less than or equal to ten percent (10%) of the lower of the two appraisals, the determination of fair market enterprise value shall be deemed to be the average of the two appraisals.

(iv) If the difference between the two appraisals is greater than ten percent (10%) of the lower of the two appraisals, then the two appraisers shall jointly select a third appraiser. The third appraiser shall be instructed and directed to select one of the appraisals as the most accurate and appropriate appraisal, which selection shall then become final and binding upon the Seller and the Purchaser.

(v) Notwithstanding the foregoing, if after Completion Date of the consummation of the Independent Option and prior to the first anniversary date of the date hereof, the Seller or the Company consummates a sale of five percent (5%) or more of the then issued and outstanding Shares at a purchase price per Share greater than the Independent Option Price per Share (the “Subsequent Third Party Investment”, then the Purchaser shall pay to the Seller, as additional purchase price, an amount equal to the difference, on a per Share basis, between the price paid in respect of the Subsequent Third Party Investment and the Independent Option Price (but in no event shall the Purchaser be required to make any payment hereunder based on an enterprise value associated with a Subsequent Third Party Investment that is in excess of the Enterprise Value).

(vi) All costs and expenses of the appraisers shall be borne by the Purchaser.
4.3	Payment of Purchase Price.
The Purchase Price payable to the Seller at Completion shall be delivered by the Purchaser to the Seller in cash by wire transfer of immediately available funds to an account set forth on written wire transfer instructions provided to the Purchaser by the Seller at least two days prior to the Completion Date.

5.	Completion
5.1	Completion. Unless otherwise mutually agreed in writing by the Seller and the Purchaser, the Completion shall take place at the offices of Paul, Hastings, Janofsky & Walker (Europe) LLP, having an address of Ten Bishops Square, London, E1 6EG, United Kingdom, on the date specified in the Call Notice when all of the conditions set forth in Section 5.2, 5.3, 5.4, 5.5 and 5.6 below have been satisfied or waived.

5.2	Conditions to the Obligations of the Seller and the Purchaser. The respective obligations of each of the Seller and the Purchaser to effect the purchase of the Option Shares are subject to the conditions precedent that (i) no injunction, order, decree or ruling issued by a Governmental Entity, nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity, shall enjoin, make illegal or otherwise materially impair or restrict such assignment, assumption or consummation, as the case may be, (ii) all required consents of any Governmental Entity or any other third party required to be obtained in order to consummate the transactions contemplated by this Agreement shall have been obtained and be in full force and effect, and all required waiting periods and any extensions thereof, shall have expired or been terminated and (iii) no action, suit, investigation or proceeding by any Governmental Entity shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated by this Agreement.

5.3	Additional Conditions to the Obligations of the Purchaser. The obligations of the Purchaser are subject to fulfilment (or written waiver by the Purchaser) at or prior to the Completion Date of each of the following conditions precedent:
(a)	Representations and Warranties. The representations and warranties contained in Section 7.1 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Completion Date as though made at and as of the Completion Date.

(b)	Performance of Covenants. The Seller and the Company shall have duly performed and complied in all material respects with each covenant and agreement required to be performed or complied with by it under this Agreement, in each case, as and when required to be performed or complied with by it prior to or on the Completion Date.

(c)	Certificate of the Seller. The Seller shall have delivered to the Purchaser a certificate signed by the Seller to the effect that each of the conditions specified in Sections 5.3(a) and 5.3(b) of this Agreement has been satisfied in all respects (the “Seller’s Certificate”).

(d)	Entrance into the Shareholders’ Agreement. The Seller shall have entered into, and shall have caused the Company, any Third Party Investor and any other shareholders of the Company to enter into, the Shareholders’ Agreement. The Seller covenants with the Purchaser to procure such parties enter into the Shareholders Agreement.

(e)	Completion Documents. The Purchaser shall have received each of the Completion Documents to be delivered by the Seller at or prior to the Completion.
5.4	Additional Conditions to the Obligations of the Seller. The obligations of the Seller are subject to fulfilment (or written waiver by the Purchaser) at or prior to the Completion Date of each of the following conditions precedent:
(a)	Representations and Warranties. The representations and warranties contained in Section 7.2 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Completion Date as though made at and as of the Completion Date.

(b)	Performance of Covenants. The Purchaser shall have duly performed and complied in all material respects with each covenant and agreement required to be performed or complied with by it under this Agreement, in each case, as and when required to be performed or complied with by it prior to or on the Completion Date.

(c)	Certificate of the Purchaser. The Purchaser shall have delivered to the Seller a certificate signed by an officer of the Purchaser to the effect that each of the conditions specified in Sections 5.4(a) and 5.4(b) of this Agreement has been satisfied in all respects (the “Purchaser’s Certificate”).

(d)	Entrance into the Shareholders’ Agreement. The Purchaser shall have entered into the Shareholders’ Agreement.

(e)	Completion Documents. The Seller shall have received each of the Completion Documents to be delivered by the Purchaser at or prior to the Completion.
5.5	Closing Deliveries by the Purchaser. At the Completion, the Purchaser shall deliver to the Seller:
(a)	the Purchase Price in accordance with Section 4 of this Agreement;

(b)	true and complete copies, certified by the Secretary of the Purchaser, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing the authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(c)	the Purchaser’s Certificate in accordance with Section 5.4(c) of this Agreement; and

(d)	such other documents and instruments reasonably requested by the Seller in order to effect the transactions contemplated hereby.
5.6	Closing Deliveries by the Seller. At the Completion, the Seller shall deliver to the Purchaser:
(a)	the certificate or certificates evidencing the Option Shares, duly endorsed in blank or accompanied by a duly executed stock or other transfer power, which Option Shares shall be delivered free and clear of all Encumbrances;

(b)	a receipt for the Purchase Price;

(c)	the Seller’s Certificate in accordance with Section 5.3(c) of this Agreement;

(d)	all documents, instruments and deeds required by the Shareholders Agreement; and

(e)	such other documents and instruments reasonably requested by the Purchaser in order to effect the transactions contemplated hereby.
6.	Prohibition on Disposal or Reorganisation

6.1	While the Option entitling the Purchaser to purchase the Option Shares either pursuant to the Third Party Investment Option or the Independent Option remains exercisable:
(a)	the Seller shall not without the prior written consent of the Purchaser sell, transfer or otherwise dispose of (including, without prejudice to the generality of the foregoing, accept an offer made to all holders for the class or classes of securities to which the Option Shares belong) or mortgage, charge, pledge or otherwise encumber any of the Option Shares;

(b)	the Seller and the Company shall ensure that no Reorganisation occurs; and

(c)	the Company shall not pay, or agree to pay, annual salary, bonus or other compensation to the Seller in excess of £1 million; provided, however, that nothing contained in this clause shall limit dividends distributable to the Seller in accordance with the Shareholders’ Agreement.
6.2	It is hereby acknowledged that the Purchaser may in the Purchaser’s discretion and with a view to protecting its interests hereunder file a stop notice or notices in respect of the Option Shares.

7.	Representation and Warranties; Covenants

7.1	Representations and Warranties of the Seller. As of the date hereof and at the Completion Date, the Seller hereby represents and warrants to the Purchaser that:
(a)	Seller Authority. Each of the Seller and the Company has the full power, authority and legal right to execute, deliver and perform his or its obligations under this Agreement and to consummate the transactions contemplated herein.

(b)	Enforceability; Binding Effect. This Agreement has been duly authorized and validly executed and delivered by the Seller and the Company and constitutes the valid and legally binding obligation of the Seller and the Company, enforceable against the Seller and the Company in accordance with its terms and conditions, except as may be limited by any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar law affecting creditors’ rights and remedies generally and, with respect to the enforceability thereof, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity)..

(c)	Non-contravention. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, by the Seller and the Company will not (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller or the Company is subject, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration, create in any party the right to accelerate, terminate, modify, or cancel any agreement, contract, lease, license, instrument, or other arrangement to which the Seller or the Company is a party or by which the Seller or the Company is bound or to which any of the Seller’s or the Company’s assets is subject, or (iii) require the Seller or the Company to give any notice to, make any filing with, or obtain any authorization, consent or approval of any third party.

(d)	Company Organization and Corporate Power. The Company is a company registered in England with number 07113842, duly organized, validly existing and in good standing under the laws of England. The Company has full power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

(e)	Title to the Shares. The Seller has good title to the Shares (including the Option Shares), free and clear of any Encumbrances. The Shares (including the Option Shares) have been duly authorized, validly issued and are fully paid and non-assessable. The Shares constitute all of the issued and outstanding equity securities of the Company, and neither the Company nor the Seller is party to any agreement or is otherwise obligated to issues or sell any equity securities of the Company to any Person.

(f)	Absence of Encumbrances. Neither the Company nor the Seller have Encumbered, secured, mortgaged or charged any of the Shares and none of the Shares are subject to any third party rights.

(g)	Organizational Documents of the Company. The documents attached hereto as Exhibit A are true and complete copies of the Organizational Documents of the Company.

(h)	Assets and Liabilities; Contracts. The Company has never traded, has no assets (save for its share capital) nor liabilities (actual or contingent) and has entered into no contracts, commitments or arrangements, save as set forth on Schedule 1 hereto or as notified to the Purchaser from time to time prior to expiry of the Option Period (it being the intention that the Company will commence trading from January 2010).

(i)	Brokers’ Fees. Neither the Seller nor the Company has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Purchaser or the Company is or may become liable.

(j)	Litigation. There are no actions, suits, investigations, or proceedings by or before any Governmental Entity pending, or, to the Seller’s knowledge, threatened against the Seller or the Company which in any manner challenges the validity of this Agreement or any action taken by the Seller or the Company pursuant to this Agreement or seeks to prevent, enjoin, alter or materially delay any transaction contemplated hereby.

7.2	Representations and Warranties of the Purchaser. As of the date hereof and the Completion Date, the Purchaser hereby represents and warrants to the Seller that:
(a)	Organization; Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)	Authorization. The Purchaser has all requisite power and authority to execute and deliver, and to perform its respective obligations under this Agreement, and this Agreement has been duly authorized by all necessary action on the part of the Purchaser.

(c)	Binding Effect; Enforceability. This Agreement has been duly executed and delivered by the Purchaser and is the valid and binding obligation of the Purchaser, enforceable against such party in accordance with its terms, except as may be limited by any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar law affecting creditors’ rights and remedies generally and, with respect to the enforceability thereof, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(d)	Non-contravention. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, by the Seller will not (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration, create in any party the right to accelerate, terminate, modify, or cancel any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser is a party or by which the Purchaser is bound or to which any of the Purchaser’s assets is subject, or (iii) require the Purchaser to give any notice to, make any filing with, or obtain any authorization, consent or approval of any third party.

(e)	Brokers’ Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Purchaser or the Company is or may become liable.

(f)	Litigation. There are no actions, suits, investigations, or proceedings by or before any Governmental Entity pending, or, to the Seller’s knowledge, threatened against the Seller which in any manner challenges the validity of this Agreement or any action taken by the Seller pursuant to this Agreement or seeks to prevent, enjoin, alter or materially delay any transaction contemplated hereby.
7.3	Covenants of the Seller and Purchaser. Each of the Seller, the Company and the Purchaser shall use commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

7.4	Additional Covenants of the Company (and the Seller on Behalf of the Company). For the period commencing on the date hereof and ending on the first to occur of the Completion Date or the Termination Date, the Company shall (and the Seller shall cause the Company to) (i) conduct its business in the ordinary course, consistent with normal practice and (ii) except as expressly required hereby and except as otherwise consented to in advance in writing by the Purchaser (such consent not to be unreasonably withheld or delayed):
(a)	not make any material change in the nature and scope of the Business (as defined in the Shareholders Agreement) including amalgamating or merging with any other business or the sale, transfer or disposal of the whole or a substantial part of the Business;

(b)	not create, allot or issue any Shares or other securities in the capital of the Company, or grant any option or rights to subscribe for or to convert any instrument into any such Shares or securities (except in connection with a Third Party Investment contemplated hereby and in a manner not in contravention of or conflict with the terms and conditions of this Agreement);

(c)	not reduce, subdivide or consolidate the share capital of the Company, or vary the rights attaching to any class of shares in the capital of the Company, or redeem, purchase or otherwise acquire any Shares or other securities of the Company;

(d)	not borrow or the incur indebtedness in the form of borrowing (save for working capital introduced by the Seller)

(e)	not guarantee, create a surety or indemnity in favour of any person (other than in the ordinary course of business);

(f)	not mortgage, charge or create any other form of encumbrance in respect of any of the Company’s assets (other than in the ordinary course of business)or undertaking;

(g)	not make any loan to any Person (other than in the ordinary course of business, but in no event to any Director, officer or employee of the Company);

(h)	not acquire any assets (other than in the ordinary course of business);

(i)	not acquire shares, stocks, bonds, debentures, options or other securities in respect of any other Person, or dispose of any such interest (other than in the ordinary course of business);

(j)	not make or declare any distribution or dividend;

(k)	not increase the remuneration or benefits of any Director of the Company or connected person of any Director of the Company, or establish any new profit-share, bonus or other incentive schemes for Directors of the Company, shareholders or any of their Affiliates;

(l)	not establish or amend any pension scheme in relation to the Company or grant any pension rights to any Director of the Company or employee of the Company or any dependents of a Director of the Company or employee of the Company;

(m)	not enter into any contract (other than a service or employment contract in respect of acting as Director of the Company) with a Director of the Company or with a shareholder of the Company or a connected person (within the meaning of Section 252 of the Companies Act 2006) of a Director of the Company;

(n)	not apply for the listing of any shares or debt securities of the Company on any recognised stock exchange or the trading of any of its shares or debt securities on a regulated market (as defined by Section 1173(1) of the Companies Act 2006;

(o)	not enter into or become bound by any transaction, contract, agreement or arrangement with any Affiliate of the Company; and

(p)	not alter the Company’s Organizational Documents.
7.5	The Seller covenants and agrees with the Purchaser that all Projects created or undertaken by the Seller during the period commencing on the date hereof and ending on the later of (i) the expiration of the Option Period or, if the Option is exercised (ii) the Completion Date shall only be taken up through the Company, except for the Excluded Projects. Notwithstanding the foregoing, the Seller may, and shall, perform his obligations under the Consultancy Deed.

8.	Access to Information

8.1	During the Option Period the Seller will use reasonable commercial endeavours to provide such information that the Purchaser reasonably requests to the purposes of, inter alia, complying with relevant regulations and statutes, and also for the purposes of obtaining relevant consents and approvals.

9.	Termination

9.1	Termination. This Agreement may be terminated at any time prior to the Completion Date:
(a)	by mutual agreement of the Seller and the Purchaser;

(b)	automatically if the Purchaser has not delivered a Call Notice prior to the expiration of the Option Period;

(c)	by the Seller if a material breach of any provision of this Agreement has been committed by the Purchaser and such breach has not been waived in writing by the Seller or cured by the Purchaser within ten (10) days after receipt of written notice from the Seller requesting such breach to be cured;

(d)	by the Purchaser if a material breach of any provision of this Agreement has been committed by the Seller and such breach has not been waived in writing by the Purchaser or cured by the Seller within ten (10) days after receipt of written notice from the Purchaser requesting such breach to be cured;

(e)	by the Purchaser if any of the conditions set forth in Sections 5.2 and 5.3 have not been satisfied on or before the Completion Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Purchaser to comply with its obligations under this Agreement) and the Purchaser has not waived such condition in writing on or before such time;

(f)	by Seller if any of the conditions set forth in Sections 5.2 and 5.4 have not been satisfied on or before the Completion Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Seller to comply with its obligations under this Agreement) and the Seller has not waived such condition in writing on or before such time; or

(g)	by the Seller on the one hand or the Purchaser on the other hand, if any Governmental Entity shall have issued a final permanent order enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and the time for appeal or petition for reconsideration of such order shall have expired.
9.2	Notice of Termination. Any party desiring to terminate this Agreement pursuant to this Section 9 shall give written notice of such termination to the other party to this Agreement.

9.3	Effect of Termination. If this Agreement is terminated, all further obligations of the parties or their respective Affiliates shall be terminated without further liability of any party to the other (except as set forth in Sections 10.2 and 10.11); provided, however, that nothing herein shall relieve any party from liability for its fraudulent or intentional misrepresentation, omission or breach of this Agreement.
In the event of any termination of this Agreement pursuant to Section 9, the Purchaser shall not be entitled a refund of the Option Consideration Payment.
10.	Miscellaneous

10.1	Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile to the respective parties as follows:
If to the Seller:
Simon Robert Fuller
19 The Mall
East Sheen, London, SW14 7EN
Facsimile: +44 207 228 3649
With a copy to:
Andy Stinson,
33 Ransome’s Dock,
35-37 Parkgate Road,
London, SW11 4NP
Facsimile: +44 207 228 3649
If to the Purchaser:
CKX, Inc.
650 Madison Avenue

New York, New York 10022
Facsimile: 1-212-421-3998
With a copy to:
Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, New York 10022
Facsimile: 212-319-4090
Attention: William F. Schwitter, Esq.
                  Luke P. Iovine, III, Esq.
Paul, Hastings, Janofsky & Walker LLP
Ten Bishops Square
Eighth Floor
London, E1 6EG
United Kingdom
Facsimile: 44-20-3023-5109
Attention: Ronan O’Sullivan
If to the Company:
XIX Entertainment limited
12 New Fetter Lane
London, EC4A 1AG
Attention: Company Secretary
Facsimile: +44 207 556 1212
With a copy to:
Andy Stinson,
33 Ransome’s Dock,
35-37 Parkgate Road,
London, SW11 4NP
Facsimile: +44 207 228 3649
or to such other address or facsimile number as such party shall have specified in a written notice given to the other party hereto in the manner set forth above.

10.2	Press Releases; Confidentiality. Except to the extent required by applicable law or legal process or applicable rules of a stock exchange or national market system, each of the Seller and the Purchaser agree that it will not issue any press release, advertisement or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the party hereto, which consent may be granted or withheld in the sole discretion of the other party. The parties hereto hereby agree that this Agreement and the terms contained herein shall be kept confidential by the parties hereto and their Affiliates and agents except to the extent disclosure is required by applicable law or legal process or applicable rules of a stock exchange or national market system, in which event the disclosing party shall promptly notify the other party of the requirement and the terms thereof prior to submission and the disclosing party shall cooperate to the maximum extent reasonably practicable to prevent or minimize the disclosure of such confidential information. Each party shall be entitled to reveal the contents of this Agreement to its professional advisors and the Seller may disclose this Agreement on a confidential basis to any prospective Third Party Investor.

10.3	Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be effective with respect to any party unless made in writing and signed by such party. Waiver by any party of any breach or failure to comply with any provision of this Agreement by any other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of or failure to comply with any other provisions of this Agreement.

10.4	Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Seller or the Purchaser; provided, however, that the Purchaser may assign its rights, remedies, obligations and liabilities arising hereunder (i) to a purchaser of the 19 Entertainment Limited group of companies or substantially all of their business or assets and (ii) to any Affiliate of CKX, Inc. (a “Permitted Assignee”); provided, further, that this Agreement may not be further directly or indirectly assigned in connection with a transaction that results in a Change in Control of the Permitted Assignee (a “Change in Control Transaction”) to a third party that is not (or following such Change of Control, will not be) an Affiliate of the Purchaser, unless the transaction would constitute a sale contemplated by clause (i) above.

10.5	Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all prior agreements or understandings with respect to the subject matter hereof.

10.6	Specific Performance. Each party hereto acknowledges and agrees that the other party may be irreparably damaged if any provision of this Agreement is not performed in accordance with its terms or otherwise is breached. Accordingly, each party agrees that the other party shall be entitled to seek injunctive relief, subject to a determination by a court of competent jurisdiction, to prevent any such failure of performance or breach and to enforce specifically this Agreement and any of the terms and provisions hereof.

10.7	Governing Law; Submission to Jurisdiction.
(a)	This Agreement shall be governed by English law.

(b)	The parties hereto hereby agree that the courts of England have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement (including as to formation, enforceability, validity or interpretation) and submit to the jurisdiction of such courts and agree that accordingly any suit, action or proceeding arising out of or in connection with this Agreement may be brought in such courts.
10.8	Severability. If one or more of the provisions contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

10.9	Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and assigns, and is not for the benefit of, and no provision hereof may be enforced by, any other person or entity. No rights shall arise in favour of any party who is not a party to this Agreement under the Contracts (Rights of Third Parties) Act of 1999.

10.10	Counterparts; Execution and Delivery by Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile, with such delivery to be as effective as delivery of an originally executed counterpart hereof, followed promptly by delivery of an originally executed counterpart.

10.11	Expenses. Except as expressly provided in this Agreement, each of the parties hereto shall bear its own costs and expenses (including legal, accounting and investment banking fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed effective as of the date and year first above written.

/s/ Simon Robert Fuller

Simon Robert Fuller

CKX, Inc.

/s/ Robert F.X. Sillerman

Name: Robert F.X. Sillerman
Title: Chairman and Chief Executive Officer

XIX ENTERTAINMENT LIMITED

/s/ Simon Robert Fuller

Name: Simon Robert Fuller
Title: Authorized Signatory

Schedule 1
Assets and Liabilities; Contracts